Exhibit 10.24

                         DEFERRED COMPENSATION AGREEMENT


                     THIS DEFERRED COMPENSATION AGREEMENT, (the "Agreement") is made and entered into on March 6, 2000 by and between HOMEFED CORPORATION, a Delaware corporation (the "Company"), and Joseph S. Steinberg, (the "Director"), collectively the parties ("Parties").

                                   WITNESSETH:

                     WHEREAS, Director is a Director of the Company; and

                     WHEREAS, in connection with the provisions of services to the Company in his capacity as a Director, the Director desires to defer the receipt of his compensation from the Company to which in the future he may become entitled, and the Company agrees to do so, in accordance with the terms and provisions herein contained;

                     NOW, THEREFORE, in consideration of the premises and the mutual convenants and agreements herein contained, the Parties hereby agree as follows:

                     1. Deferral of Payments.

                     The Company shall defer the payment of all compensation that may be awarded to the Director by the Company from and after the date of this Agreement through the end of the calendar year 2000.

                     Each deferred payment shall accrue simple interest (on the basis of a 360-day year), from the first day of the month immediately following the date on which payment otherwise would have been made if no deferral had existed (the "First New Month Date") until the date of actual payment, at a rate of interest equal to the 1-year Treasury bill rate in effect at each First New Month Date, and the rate of interest shall be reset on the first day of each subsequent quarter. For purposes hereof, the quarters for calendar year 2000 shall begin January 1, April 1, July 1, and October 1.

                     All amounts deferred pursuant to this Agreement, including interest, shall be payable to the Director in calendar year 2001 by no later than March 15th of that year.

                     The rights of the Director to the payment of the amounts pursuant to this Agreement shall be no greater than the rights of an unsecured general creditor of the Company and may not be assigned, pledged or otherwise transferred by him during his lifetime to any person, whether by operation or law or otherwise, and shall not be subject to execution, attachment or similar proceeding. By written notice delivered to the Company, the Director may designate (or change a prior designation of) one or more beneficiaries (or his estate) to receive payment hereunder in the event of his death.



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                     2. Withholding.

                     The Director acknowledges and agrees that the Company shall be entitled to withhold from his compensation all federal, state, local or other taxes which the Company determines are required to be withheld on amounts payable to the Director pursuant to this Agreement or otherwise. The Director further agrees to indemnify the Company and hold it harmless from and against any and all taxes (and penalties hereon) and interest with respect thereto arising out of the Director's failure to pay fully his tax liability pursuant to any present or future law, regulation or ordinance of the United States of America or any state, city or municipality therein.

                     3. Governing Law.

                     This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                     4. Entire Agreement.

                     This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between the Parties hereto with respect to such subject matter. This Agreement may not be modified in any manner, execute by a written instrument signed by both the Company and the Director.

                     5. Notices.

                     Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or facsimile transmission or when deposited in the United States mail by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to the Company:                    HomeFed Corporation
                                      1903 Wright Place
                                      Carlsbad, California 92008

with a copy to:                       Weil, Gotshal & Manges LLP
                                      767 Fifth Avenue
                                      New York, New York 10153
                                      Attention:  Stephen E. Jacobs

If to Director:                       Joseph S. Steinberg
                                      c/o Leucadia National Corporation
                                      315 Park Avenue South
                                      New York, New York 10010


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                     or to such other addresses as either the Company or the
Director may from time to time specify to the other.

                     6. Notice of Termination; Applicability of Agreement.

                     Amounts deferred pursuant to this Agreement shall be paid to the Director only as provided herein. At any time, by notice in writing from the Director to the Company, the Director may terminate this Agreement whereupon any compensation earned by the Director subsequent to such notification shall not be subject to the provisions hereof. Amounts earned prior to any such notification shall remain subject to the terms hereof even after such termination.

                     7. Benefit; Binding Effect.

                     This Agreement shall be for the benefit of any binding upon the Parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.

                     IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the day and year first above written.



                                             HOMEFED CORPORATION

                                             By: /s/ Paul J. Borden
                                                 -----------------------------
                                                 PAUL J. BORDEN, President



                                             /s/ Joseph S. Steinberg
                                             ---------------------------------
                                             JOSEPH S. STEINBERG






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